Exhibit 99.1

Investor Contact:	Media Contact:
Peter O’Neill	Brad Kieffer
(818) 676-8692	(818) 676-6833
peter.oneill@healthnet.com	brad.kieffer@healthnet.com

HEALTH NET REPORTS FOURTH QUARTER 2015 RESULTS

Company Reports GAAP Fourth Quarter 2015 Net Income of $37.1 Million, or $0.47 per Diluted Share

Western Region Operations and Government Contracts Segments Produce

Combined Net Income of $0.64 per Diluted Share in Fourth Quarter of 2015

LOS ANGELES, February 25, 2016 - Health Net, Inc. (NYSE: HNT) today announced 2015 fourth quarter GAAP net income of $37.1 million, or $0.47 per diluted share, compared with GAAP net income of $4.9 million, or $0.06 per diluted share, for the fourth quarter of 2014, and GAAP net income of $60.3 million, or $0.77 per diluted share, for the third quarter of 2015. For the full year 2015, the company reported GAAP net income of $185.7 million, or $2.37 per diluted share, compared with $145.6 million, or $1.80 per diluted share, for the full year 2014.

In the fourth quarter of 2015, Health Net incurred $22.7 million of corporate/other expenses. Included in these expenses are, among other things:

•	$11.6 million in information technology costs associated with the suspension of the previously announced transaction with a wholly owned subsidiary of Cognizant Technology Solutions Corporation (Cognizant); and

•	$5.8 million of corporate/other expenses related to the company’s previously announced definitive merger agreement with Centene Corporation (Centene).

For the full year 2015, Health Net incurred $118.2 million of corporate/other expenses, primarily as a result of information technology costs associated with the Cognizant transaction. Efforts toward the commencement of services pursuant to the Cognizant transaction were suspended in connection with Health Net’s July 2, 2015 announcement that it had entered into a definitive merger agreement with Centene (see Centene Transaction).

The company’s Western Region Operations (Western Region) and Government Contracts segments produced combined net income of $50.5 million, or $0.64 per diluted share, in the fourth quarter of 2015 compared with $47.4 million, or $0.60 per diluted share, in the fourth quarter of 2014, and compared with $75.1 million, or $0.96 per diluted share, in the third quarter of 2015. The company’s Western Region and Government Contracts segments produced combined net income of $258.5 million, or $3.30 per diluted share, for the full year 2015, compared with $187.5 million, or $2.32 per diluted share, for the full year 2014.

“We are pleased that 2015’s positive momentum continued in the fourth quarter,” said Jay Gellert, Health Net’s president and chief executive officer. “It should be noted that we achieved these results without the anticipated incremental benefit of the Cognizant transaction expected in the second half of 2015.”

CENTENE TRANSACTION

On July 2, 2015, Health Net announced that it had entered into a definitive merger agreement with Centene under which Centene will acquire all of the issued and outstanding shares of Health Net, subject to the terms and conditions of the merger agreement.

Centene and Health Net received early termination of the waiting period required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 on August 11, 2015.

On October 23, 2015, Health Net’s stockholders voted to approve the adoption of the merger agreement with Centene. On the same date, Centene’s stockholders voted to approve the issuance of Centene common stock to stockholders of Health Net in connection with Centene’s pending merger with Health Net.

Health Net continues to expect that the transaction will close in the first quarter of 2016, subject to receipt of required regulatory approvals and satisfaction of other customary closing conditions. “Both Jim Woys, our chief financial and operating officer, and I look forward to assisting Centene management with the transition following the close of the deal,” noted Gellert.

CONSOLIDATED RESULTS

Health Net’s total revenues increased 7.4 percent in the fourth quarter of 2015 to $4.0 billion from $3.8 billion in the fourth quarter of 2014 and decreased 2.8 percent compared with the third quarter of 2015. Total revenues for the full year 2015 were $16.2 billion, a 16.0 percent increase compared with the full year 2014.

Total expenses increased 5.2 percent in the fourth quarter of 2015 to $3.9 billion from $3.7 billion in the fourth quarter of 2014 and decreased 1.6 percent compared with the third quarter of 2015. Total expenses in the full year 2015 were $15.8 billion, up 14.3 percent from 2014.

Included in total expenses are $22.7 million, $21.7 million, $26.4 million and $47.3 million of corporate/other expenses primarily related to the transaction with Cognizant for the three months ended December 31, 2015, September 30, 2015, June 30, 2015, and March 31, 2015, respectively. In addition, these expenses in the third and fourth quarters of 2015 included $5.2 million and $5.8 million, respectively, of corporate/other expenses related to Health Net’s definitive merger agreement with Centene.

Western Region Health Plan Services

Health plan services premiums revenues in the Western Region of $3.9 billion in the fourth quarter of 2015 increased by 7.4 percent compared with $3.6 billion in the fourth quarter of 2014 and decreased 3.2 percent compared with $4.0 billion in the third quarter of 2015. The sequential decrease in revenues was primarily due to an increase in the estimated rebates booked for the Medicaid expansion population, which was recorded as a reduction to revenues, as well as a decrease in membership and corresponding revenues in the individual exchanges. Health plan services premiums revenues of $15.6 billion for the full year 2015 increased by 16.4 percent compared with $13.4 billion in 2014, due to an increase in membership.

Health plan services expenses in the company’s Western Region of $3.2 billion in the fourth quarter of 2015 increased by 5.9 percent compared with $3.0 billion in the fourth quarter of 2014 and decreased 3.1 percent compared with $3.3 billion in the third quarter of 2015. Health plan services expenses of $13.0 billion for the full year 2015 increased by 15.3 percent compared with $11.3 billion in 2014. The year-over-year increase was primarily due to membership growth.

Government Contracts Segment

Government Contracts revenues in the fourth quarter of 2015 were $172.0 million compared with $159.6 million in the fourth quarter of 2014 and $160.7 million in the third quarter of 2015. Government Contracts revenues for the full year 2015 were $628.5 million compared with $604.0 million in 2014.

Government Contracts expenses in the fourth quarter of 2015 were $165.9 million compared with $147.2 million in the fourth quarter of 2014 and $158.2 million in the third quarter of 2015. Government Contracts expenses for the full year 2015 were $603.0 million compared with $534.4 million in 2014.

As a result of the expedited implementation of the Patient-Centered Community Care (PC3) program for the Department of Veterans Affairs, the company experienced higher-than-expected costs in the third and fourth quarters of 2015. In total, the company expected to spend approximately $40 million in ramp-up costs in 2015 which are not expected to recur in 2016.

In March 2015, the U.S. Department of Defense (DoD) modified the company’s T-3 contract for the TRICARE North Region to add three additional one-year option periods and awarded Health Net the first of the three option periods, which allows the company to continue providing access to health care services to TRICARE beneficiaries through March 31, 2016. On February 1, 2016, the DoD provided the company with written notice of its intent to exercise the second one-year option period ending on March 31, 2017.

On July 23, 2015, Health Net responded to the DoD’s request for proposal for the next generation TRICARE contract which will reduce the three existing TRICARE regions to two regions. On February 16, 2016, Health Net submitted its final proposal to the DoD for the next generation TRICARE contract.

WESTERN REGION OPERATIONS SEGMENT

Health Plan Membership

Total enrollment in the Western Region at December 31, 2015 was approximately 3.3 million members, an increase of 4.5 percent from enrollment at December 31, 2014, and an increase of 0.9 percent from September 30, 2015.

Total enrollment in the company’s California health plans at December 31, 2015 was approximately 3.0 million members, an increase of 8.0 percent from December 31, 2014, and an increase of 1.3 percent compared with enrollment at September 30, 2015.

Western Region commercial enrollment at December 31, 2015 was approximately 1.1 million members, a decrease of 6.0 percent compared with enrollment at December 31, 2014, and a decrease of 1.3 percent compared with September 30, 2015. The year-over-year enrollment decline was primarily due to losses in the Arizona and Northwest individual lines of business.

Membership in tailored network products represented 50.5 percent of the company’s Western Region commercial membership at December 31, 2015, a 70 basis point increase compared with 49.8 percent at December 31, 2014, and down 440 basis points compared with 54.9 percent at September 30, 2015.

Enrollment in the company’s Medicare Advantage (MA) plans at December 31, 2015 was approximately 269,000 members, a decrease of 2.2 percent compared with enrollment of 275,000 at December 31, 2014, and a decrease of 0.4 percent compared with enrollment of 270,000 members at September 30, 2015.

Medicaid enrollment increased 12.8 percent to approximately 1.9 million members at December 31, 2015 compared with approximately 1.7 million members at December 31, 2014, and increased 2.5 percent to 1.8 million members compared with September 30, 2015. These increases were primarily due to Medicaid expansion under the Affordable Care Act (ACA).

In the fourth quarter of 2015, enrollment in each of the three health plan categories for members who are dually eligible for both Medicare and Medicaid was as follows:

•	In MA plans for the dually-eligible members, enrollment was approximately 27,000 members in Los Angeles and San Diego counties at December 31, 2015, essentially flat when compared with approximately 27,000 members at December 31, 2014, and down by 1,000 members compared with approximately 28,000 at September 30, 2015.

•	Membership in the company’s managed long-term services and supports (LTSS) program in these demonstration counties was approximately 119,000 at December 31, 2015, essentially flat when compared with approximately 119,000 members at December 31, 2014, and down by 1,000 members compared with approximately 120,000 at September 30, 2015.

•	Enrollment in Health Net’s dual eligible demonstration project (Cal MediConnect) was approximately 22,000 at December 31, 2015, an increase of 6,000 members compared with enrollment of approximately 16,000 at December 31, 2014, and a decrease of 2,000 members compared with dual eligible enrollment at September 30, 2015.

As of January 1, 2016, Health Net administered benefits to 41 percent of the Cal MediConnect enrollment in Los Angeles County and 19 percent of the enrollment in San Diego County. Enrollment in this line of business continued to be challenged by higher-than expected opt-out rates during the fourth quarter of 2015.

Investment Income

Net investment income for the Western Region was $11.9 million in the fourth quarter of 2015 compared with $11.1 million in the fourth quarter of 2014 and $13.9 million in the third quarter of 2015. Net investment income for the year ended December 31, 2015 was $55.5 million compared with $45.2 million for the year ended December 31, 2014.

Western Region Operations Premiums

Western Region premiums per member per month (PMPM) increased by 3.0 percent to approximately $391 in the fourth quarter of 2015 compared with approximately $379 in the fourth quarter of 2014.

Western Region Health Care Cost Trends and Medical Care Ratio (MCR)

Health care costs PMPM for the Western Region increased by 1.5 percent to approximately $326 in the fourth quarter of 2015 compared with approximately $321 in the fourth quarter of 2014.

Health care cost trends remained moderate and within expectations in the fourth quarter of 2015.

The Western Region health plan services consolidated MCR was 83.5 percent in the fourth quarter of 2015 compared with 84.7 percent in the fourth quarter of 2014 and 83.4 percent in the third quarter of 2015, representing an improvement of 120 basis points year-over-year and a decline of 10 basis points sequentially. The Western Region health plan services consolidated MCR was 83.8 percent for the year ended December 31, 2015, an 80 basis point improvement year-over-year.

General and Administrative (G&A) Expenses

G&A expenses in the Western Region were $449.8 million in the fourth quarter of 2015 compared with $404.7 million in the fourth quarter of 2014 and $420.6 million in the third quarter of 2015. G&A expenses were $1.7 billion for the year ended December 31, 2015 compared with $1.5 billion for the year ended December 31, 2014. The G&A expense ratio was 11.7 percent in the fourth quarter of 2015 compared with 11.3 percent in the fourth quarter of 2014 and 10.6 percent in the third quarter of 2015. The G&A expense ratio was 10.9 percent for the year ended December 31, 2015, flat compared with 10.9 percent for the year ended December 31, 2014. G&A expenses increased sequentially in the fourth quarter of 2015, as expected, due to expected higher marketing and other expenses associated with commercial and Medicare open enrollment periods.

Health Net’s administrative expense ratio was 7.8 percent in the fourth quarter of 2015, flat compared with the fourth quarter of 2014 and up 100 basis points compared with the third quarter of 2015. The administrative expense ratio was 7.2 percent for the year ended December 31, 2015, a 50 basis point improvement compared with 7.7 percent for the year ended December 31, 2014. The administrative expense ratio does not include premium taxes, health insurer fee and other ACA-related fees.

BALANCE SHEET

Cash and investments as of December 31, 2015 were $3.2 billion compared with $2.7 billion as of December 31, 2014.

Reserves for claims and other settlements as of December 31, 2015 were $1.5 billion compared with $1.9 billion as of December 31, 2014 and $1.7 billion as of September 30, 2015.

Days claims payable (DCP) for the fourth quarter of 2015 was 42.7 days compared with 57.4 days in the fourth quarter of 2014 and 46.7 days in the third quarter of 2015. DCP for the full year 2015 was 41.8 days compared with 61.2 days for the full year 2014.

During the fourth quarter of 2015, the company completed its migration to a single claims payment platform which resulted in a substantial reduction in claims inventory through more efficient claims processing. This, combined with better-than-expected experience for the Medicaid expansion population and a corresponding rebate liability increase, reduced DCP for the fourth quarter of 2015 back to historical levels prior to the ACA and system conversion.

On an adjusted(1) basis, DCP in the fourth quarter of 2015 was 55.8 days compared with 70.1 days in the fourth quarter of 2014 and 63.4 days in the third quarter of 2015. Adjusted DCP for the full year 2015 was 57.7 days compared with 77.2 days for the full year 2014.

Adjusted DCP was similarly impacted by the claims payment platform migration and a reduction in inventory from the third quarter of 2015 to the fourth quarter of 2015.

The company’s debt-to-total capital ratio was 27.2 percent as of December 31, 2015 compared with 22.6 percent as of December 31, 2014 and 25.4 percent as of September 30, 2015.

CASH FLOW FROM OPERATIONS

Operating cash flow was negative $138.6 million in the fourth quarter of 2015. For the full year 2015, operating cash flow was positive $431.1 million. Cash flow for the quarter was similarly impacted by the claims payment platform migration and a concurrent reduction in claims inventory.

Cash at the parent was approximately $28 million at December 31, 2015 compared with approximately $61 million at December 31, 2014.

STOCK REPURCHASE UPDATE

Health Net did not repurchase any shares of its common stock in the fourth quarter of 2015. During the full year 2015, Health Net repurchased approximately 1.7 million shares of its common stock for approximately $94 million at an average price of $54.00 per share. At December 31, 2015, approximately $306 million of authorization under the company’s existing $400 million stock repurchase program remained.

The company’s stock repurchase program was suspended on July 2, 2015 as a result of Health Net’s pending merger with Centene.

ABOUT HEALTH NET

Health Net, Inc. is a publicly traded managed care organization that delivers managed health care services through health plans and government-sponsored managed care plans. Its mission is to help people be healthy, secure and comfortable. Health Net provides and administers health benefits to approximately 6.1 million individuals across the country through group, individual, Medicare (including the Medicare prescription drug benefit commonly referred to as “Part D”), Medicaid and dual eligible programs, as well as programs with the U.S. Department of Defense and U.S. Department of Veterans Affairs. Health Net also offers behavioral health, substance abuse and employee assistance programs, and managed health care products related to prescription drugs.

For more information on Health Net, Inc., please visit the company’s website at www.healthnet.com.

(1)	See “Disclosures Regarding Non-GAAP Financial Information” attached to this press release for a reconciliation of this information to the comparable GAAP financial measure.

CAUTIONARY STATEMENTS

The company and its representatives may from time to time make written and oral forward-looking statements within the meaning of the Private Securities Litigation Reform Act (“PSLRA”) of 1995, including statements in this and other press releases, in presentations, filings with the Securities and Exchange Commission (“SEC”), reports to stockholders and in meetings with investors and analysts. All statements in this press release, other than statements of historical information provided herein, may be deemed to be forward-looking statements and as such are intended to be covered by the safe harbor for “forward-looking statements” provided by PSLRA. These statements are based on management’s analysis, judgment, belief and expectation only as of the date hereof, and are subject to changes in circumstances and a number of risks and uncertainties. Without limiting the foregoing, statements including the words “believes,” “anticipates,” “plans,” “expects,” “may,” “should,” “could,” “estimate,” “intend,” “feels,” “will,” “projects” and other similar expressions are intended to identify forward-looking statements. Actual results could differ materially from those expressed in, or implied or projected by the forward-looking information and statements due to a number of factors, variables or events. Certain of these factors relate to the company’s proposed business combination with Centene Corporation (“Centene”), including, among other things, the expected closing date of the transaction; the possibility that the expected synergies and value creation from the proposed merger will not be realized, or will not be realized within the expected time period, including, but not limited to, as a result of conditions, terms, obligations or restrictions imposed by regulators in connection with their approval of, or consent to, the merger; the risk that the businesses will not be integrated successfully; disruption from the merger making it more difficult to maintain business and operational relationships; the risk that unexpected costs will be incurred; the possibility that the merger does not close, including, but not limited to, due to the failure to satisfy the closing conditions, including the receipt of required regulatory approvals; the risk that financing for the transaction may not be on favorable terms; and certain other risks associated with the merger, as more fully discussed in the definitive joint proxy statement/prospectus that was filed with the SEC on September 21, 2015, in connection with the merger. Other factors include, among others, health care reform and other increased government participation in and taxation or regulation of health benefits and managed care operations, including but not limited to the implementation of, and subsequent modifications to, the Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act of 2010 and the regulations promulgated thereunder (collectively, the “ACA”) as well as any related fees, assessments and taxes; the company’s ability to successfully participate in the federal and state health insurance exchanges under the ACA, which involve uncertainties related to the mix and volume of business that could negatively impact the adequacy of the company’s premium rates and may not be sufficiently offset by the risk apportionment provisions of the ACA; increasing health care costs, including but not limited to costs associated with adverse selection, undetected provider fraud and the introduction of new treatments or therapies; the recompetition of the company’s T-3 contract for the TRICARE North region; negative prior period claims reserve developments; rate cuts and other risks and uncertainties affecting the company’s Medicare or Medicaid businesses; the company’s ability to successfully participate in California’s Coordinated Care Initiative, which is subject to a number of risks inherent in untested health care initiatives and requires the company to adequately predict the costs of providing benefits to individuals that are generally among the most chronically ill within each of Medicare and Medi-Cal; trends in medical care ratios; membership declines or negative changes in the company’s health care product mix; unexpected utilization patterns or unexpectedly severe or widespread illnesses; failure to effectively oversee the company’s third-party vendors; the company’s ability to reduce administrative expenses while maintaining targeted levels of service and operating performance; noncompliance by the company or the company’s business associates with any privacy laws or any security breach involving the misappropriation, loss or other unauthorized use or disclosure of confidential information; the timing of collections on amounts receivable from state and federal governments and agencies; litigation costs; regulatory issues with federal and state agencies including, but not limited to, the California Department of Managed Health Care and Department of Health Care Services, the Arizona Health Care Cost Containment System, the Centers for Medicare & Medicaid Services, the Office of Civil Rights of the U.S. Department of Health and Human Services and state departments of insurance; operational issues; changes in political, economic or market conditions; investment portfolio impairment charges; volatility in the financial markets; and general business and market conditions. The factors described in the context of such forward-looking statements in this press release could cause the company or Centene’s plans with respect to the proposed merger, actual results, performance or achievements, industry results and developments to differ materially from those expressed in or implied by such forward-looking statements. Additional factors that could cause actual results to differ materially from those reflected in the forward-looking statements include, but are not limited to, the risks discussed in the “Risk Factors” section included within the company’s most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q filed with the SEC and the other risks discussed in the company’s filings with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements. Except as may be required by law, the company undertakes no obligation to address or publicly update any of its forward-looking statements to reflect events or circumstances that arise after the date of this release.

The financial information presented in this press release is unaudited and is subject to change, including as a result of subsequent events or adjustments, if any, arising prior to the filing of the company’s Annual Report on Form 10-K for the year ended December 31, 2015.

Nine pages of tables follow.

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Health Net, Inc.

Enrollment Data - By State

(In thousands)

				Change from
				September 30, 2015		December 31, 2014
	December 31, 2015	September 30, 2015	December 31, 2014	Increase/ (Decrease)	% Change	Increase/ (Decrease)	% Change
California
Large Group	451	450	474	1	0.2%	(23)	(4.9)%
Small Group	244	236	246	8	3.4%	(2)	(0.8)%
Individual	250	267	237	(17)	(6.4)%	13	5.5%

Commercial	945	953	957	(8)	(0.8)%	(12)	(1.3)%
Medicare Advantage	166	168	173	(2)	(1.2)%	(7)	(4.0)%
Medi-Cal	1,826	1,777	1,595	49	2.8%	231	14.5%
Dual Eligibles	22	24	16	(2)	(8.3)%	6	37.5%

Total California	2,959	2,922	2,741	37	1.3%	218	8.0%

Arizona
Large Group	32	32	44	0	0.0%	(12)	(27.3)%
Small Group	35	36	43	(1)	(2.8)%	(8)	(18.6)%
Individual	59	65	92	(6)	(9.2)%	(33)	(35.9)%

Commercial	126	133	179	(7)	(5.3)%	(53)	(29.6)%
Medicare Advantage	38	38	46	0	0.0%	(8)	(17.4)%
Medicaid	65	67	81	(2)	(3.0)%	(16)	(19.8)%

Total Arizona	229	238	306	(9)	(3.8)%	(77)	(25.2)%

Northwest
Large Group	27	25	29	2	8.0%	(2)	(6.9)%
Small Group	21	22	24	(1)	(4.5)%	(3)	(12.5)%
Individual	1	2	3	(1)	(50.0)%	(2)	(66.7)%

Commercial	49	49	56	0	0.0%	(7)	(12.5)%
Medicare Advantage	65	64	56	1	1.6%	9	16.1%

Total Northwest	114	113	112	1	0.9%	2	1.8%

Total Health Plan Enrollment
Large Group	510	507	547	3	0.6%	(37)	(6.8)%
Small Group	300	294	313	6	2.0%	(13)	(4.2)%
Individual	310	334	332	(24)	(7.2)%	(22)	(6.6)%

Commercial	1,120	1,135	1,192	(15)	(1.3)%	(72)	(6.0)%
Medicare Advantage	269	270	275	(1)	(0.4)%	(6)	(2.2)%
Medi-Cal/Medicaid	1,891	1,844	1,676	47	2.5%	215	12.8%
Dual Eligibles	22	24	16	(2)	(8.3)%	6	37.5%

Western Region Operations	3,302	3,273	3,159	29	0.9%	143	4.5%

TRICARE - North Contract Eligibles	2,820	2,829	2,837	(9)	(0.3)%	(17)	(0.6)%

Health Net, Inc.

Enrollment Data - Line of Business

(In thousands)

				Change from
				September 30, 2015		December 31, 2014
	December 31, 2015	September 30, 2015	December 31, 2014	Increase/ (Decrease)	% Change	Increase/ (Decrease)	% Change
Large Group
California	451	450	474	1	0.2%	(23)	(4.9)%
Arizona	32	32	44	0	0.0%	(12)	(27.3)%
Northwest	27	25	29	2	8.0%	(2)	(6.9)%

	510	507	547	3	0.6%	(37)	(6.8)%

Small Group
California	244	236	246	8	3.4%	(2)	(0.8)%
Arizona	35	36	43	(1)	(2.8)%	(8)	(18.6)%
Northwest	21	22	24	(1)	(4.5)%	(3)	(12.5)%

	300	294	313	6	2.0%	(13)	(4.2)%

Individual
California	250	267	237	(17)	(6.4)%	13	5.5%
Arizona	59	65	92	(6)	(9.2)%	(33)	(35.9)%
Northwest	1	2	3	(1)	(50.0)%	(2)	(66.7)%

	310	334	332	(24)	(7.2)%	(22)	(6.6)%

Commercial
California	945	953	957	(8)	(0.8)%	(12)	(1.3)%
Arizona	126	133	179	(7)	(5.3)%	(53)	(29.6)%
Northwest	49	49	56	0	0.0%	(7)	(12.5)%

	1,120	1,135	1,192	(15)	(1.3)%	(72)	(6.0)%

Medicare Advantage
California	166	168	173	(2)	(1.2)%	(7)	(4.0)%
Arizona	38	38	46	0	0.0%	(8)	(17.4)%
Northwest	65	64	56	1	1.6%	9	16.1%

	269	270	275	(1)	(0.4)%	(6)	(2.2)%

Medi-Cal/Medicaid
California	1,826	1,777	1,595	49	2.8%	231	14.5%
Arizona	65	67	81	(2)	(3.0)%	(16)	(19.8)%

	1,891	1,844	1,676	47	2.5%	215	12.8%

Dual Eligibles
California	22	24	16	(2)	(8.3)%	6	37.5%

Total Health Plan Enrollment
Large Group	510	507	547	3	0.6%	(37)	(6.8)%
Small Group	300	294	313	6	2.0%	(13)	(4.2)%
Individual	310	334	332	(24)	(7.2)%	(22)	(6.6)%

Commercial	1,120	1,135	1,192	(15)	(1.3)%	(72)	(6.0)%
Medicare Advantage	269	270	275	(1)	(0.4)%	(6)	(2.2)%
Medi-Cal/Medicaid	1,891	1,844	1,676	47	2.5%	215	12.8%
Dual Eligibles	22	24	16	(2)	(8.3)%	6	37.5%

Western Region Operations	3,302	3,273	3,159	29	0.9%	143	4.5%

TRICARE - North Contract Eligibles	2,820	2,829	2,837	(9)	(0.3)%	(17)	(0.6)%

Health Net, Inc.

Consolidated Statements of Operations

($ in thousands, except per share data)

	Quarter Ended December 31, 2015	Quarter Ended September 30, 2015	Quarter Ended December 31, 2014	Year Ended December 31, 2015	Year Ended December 31, 2014
REVENUES:
Health plan services premiums	$3,851,225	$3,977,891	$3,586,330	15,553,348	$13,361,170
Government contracts	172,021	160,661	159,619	628,451	603,975
Net investment income	11,914	13,915	11,057	55,494	45,166
Administrative services fees and other income	1,241	1,200	1,383	6,294	(1,725)

Total revenues	4,036,401	4,153,667	3,758,389	16,243,587	14,008,586

EXPENSES:
Health plan services	3,216,016	3,318,415	3,038,220	13,041,036	11,307,751
Government contracts	165,915	158,124	147,058	603,841	536,643
General and administrative	471,279	442,326	472,984	1,816,166	1,552,364
Selling	66,133	66,155	68,073	270,174	262,338
Depreciation and amortization	7,142	6,882	3,982	22,533	29,786
Interest	8,431	8,417	7,919	33,309	31,376
Asset impairment	—	—	3,846	1,884	88,536

Total expenses	3,934,916	4,000,319	3,742,082	15,788,943	13,808,794

Income from operations before income taxes	101,485	153,348	16,307	454,644	199,792
Income tax provision	64,417	93,095	11,393	268,967	54,163

Net income (loss)	$37,068	$60,253	$4,914	$185,677	$145,629

Net income (loss) per share:
Basic	$0.48	$0.78	$0.06	$2.40	$1.83
Diluted	$0.47	$0.77	$0.06	$2.37	$1.80

Weighted average shares outstanding:
Basic	77,301	77,288	78,145	77,212	79,602
Diluted	78,499	78,405	79,479	78,358	80,777

Health Net, Inc.

Condensed Consolidated Balance Sheets

(Amounts in thousands, except ratio data)

	December 31, 2015	September 30, 2015	December 31, 2014
ASSETS
Current Assets
Cash and cash equivalents	$996,854	$972,908	$869,133
Investments - available for sale	2,218,367	2,221,278	1,791,060
Premiums receivable, net	943,746	832,785	951,935
Amounts receivable under government contracts	267,655	165,073	150,546
Other receivables	467,526	430,987	424,910
Deferred taxes	91,005	76,495	57,911
Assets held for sale	—	—	50,000
Other assets	338,890	309,543	220,122

Total current assets	5,324,043	5,009,069	4,515,617
Property and equipment, net	146,053	139,083	84,328
Goodwill	558,886	558,886	558,886
Other intangible assets, net	9,060	9,712	11,822
Deferred taxes	12,230	16,520	33,081
Investments - available for sale - noncurrent	27,580	20,064	4,570
Other noncurrent assets	319,794	270,097	187,630

Total Assets	$6,397,646	$6,023,431	$5,395,934

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Reserves for claims and other settlements	$1,493,392	$1,684,423	$1,896,035
Health care and other costs payable under government contracts	85,132	56,417	71,988
Unearned premiums	134,232	121,061	96,106
Borrowings under revolving credit facility	285,000	—	—
Accounts payable and other liabilities	1,874,154	1,486,133	880,374

Total current liabilities	3,871,910	3,348,034	2,944,503
Senior notes payable	399,709	399,658	399,504
Borrowings under revolving credit facility	—	210,000	100,000
Other noncurrent liabilities	292,947	277,922	242,705

Total Liabilities	4,564,566	4,235,614	3,686,712

Stockholders’ Equity
Common stock	154	154	153
Additional paid-in capital	1,497,562	1,489,532	1,444,705
Treasury common stock, at cost	(2,454,939)	(2,454,067)	(2,341,652)
Retained earnings	2,794,954	2,757,886	2,609,277
Accumulated other comprehensive (loss) income	(4,651)	(5,688)	(3,261)

Total Stockholders’ Equity	1,833,080	1,787,817	1,709,222

Total Liabilities and Stockholders’ Equity	$6,397,646	$6,023,431	$5,395,934

Debt-to-Total Capital Ratio	27.2%	25.4%	22.6%

Health Net, Inc.

Condensed Consolidated Statements of Cash Flows

(Amounts in thousands)

	Quarter Ended December 31, 2015	Quarter Ended September 30, 2015	Quarter Ended December 31, 2014	Year Ended December 31, 2015	Year Ended December 31, 2014
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$37,068	$60,253	$4,914	$185,677	$145,629
Adjustments to reconcile net income (loss) to net cash
(used in) provided by operating activities:
Amortization and depreciation	7,142	6,882	3,982	22,533	29,786
Share-based compensation expense	7,992	7,724	6,525	29,451	28,334
Deferred income taxes	(10,139)	9,289	18,191	(10,894)	(16,564)
Excess tax benefits from share-based compensation	409	(74)	(635)	(4,855)	(2,230)
Asset impairment	—	—	3,846	1,884	88,536
Net realized (gain) loss on sale on investments	1,896	82	(128)	(191)	(2,710)
Other changes	8,403	9,210	6,648	38,119	29,838
Changes in assets and liabilities:
Premiums receivable and unearned premiums	(97,790)	(467,678)	(401,677)	46,315	(549,786)
Other current assets, receivables and noncurrent assets	(136,454)	136,889	(192,809)	(315,238)	(444,288)
Amounts receivable/payable under government contracts	(82,540)	30,893	(6,212)	(98,039)	39,754
Reserves for claims and other settlements	(191,031)	(73,516)	162,728	(402,643)	911,960
Accounts payable and other liabilities	316,477	249,365	284,965	938,976	517,742

Net cash (used in) provided by operating activities	(138,567)	(30,681)	(109,662)	431,095	776,001

CASH FLOWS FROM INVESTING ACTIVITIES:
Sales of investments	69,664	342,013	144,552	953,092	441,430
Maturities of investments	26,730	23,911	34,158	104,095	98,901
Purchases of investments	(113,815)	(110,065)	(303,749)	(1,538,128)	(665,200)
Purchases of property and equipment	(14,889)	(17,731)	(13,615)	(60,949)	(62,010)
Sales and purchases of restricted investments and other	(1,295)	2,176	(735)	(4,759)	2,027

Net cash provided by (used in) investing activities	(33,605)	240,304	(139,389)	(546,649)	(184,852)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from exercise of stock options and employee stock purchases	413	2,008	6,310	18,972	27,727
Repurchases of common stock	(838)	(161)	(82,863)	(112,977)	(152,549)
Excess tax benefits from share-based compensation	(409)	74	635	4,855	2,230
Borrowings under financing arrangements	120,000	15,000	—	360,000	—
Repayment of borrowings under financing arrangements	(45,000)	(15,000)	—	(175,000)	—
Net (decrease) increase in checks outstanding, net of deposits	—	(8,230)	—	—	—
Customer funds administered	121,952	12,797	79,544	147,425	(32,579)

Net cash provided by (used in) financing activities	196,118	6,488	3,626	243,275	(155,171)

Net increase (decrease) in cash and cash equivalents	23,946	216,111	(245,425)	127,721	435,978
Cash and cash equivalents, beginning of period	972,908	756,797	1,114,558	869,133	433,155

Cash and cash equivalents, end of period	$996,854	$972,908	$869,133	$996,854	$869,133

Health Net, Inc.

SEGMENT INFORMATION

($ in thousands, except per share and PMPM data)

The following table presents Health Net’s operating segment information.

	Quarter Ended December 31, 2015				Quarter Ended September 30, 2015				Quarter Ended December 31, 2014
	Western Region	Government	Corporate/		Western Region	Government	Corporate/		Western Region	Government	Corporate/
	Operations[1]	Contracts[2]	Other[3]	Consolidated	Operations[1]	Contracts[2]	Other[3]	Consolidated	Operations[1]	Contracts[2]	Other[4]	Consolidated
Commercial premiums	$1,372,368			$1,372,368	$1,412,264			$1,412,264	$1,370,656			$1,370,656
Medicare premiums	746,767			746,767	778,237			778,237	768,595			768,595
Medicaid premiums	1,617,043			1,617,043	1,668,091			1,668,091	1,374,243			1,374,243
Dual Eligibles premiums	115,047			115,047	119,299			119,299	72,836			72,836

Health plan services premiums	3,851,225			3,851,225	3,977,891			3,977,891	3,586,330			3,586,330
Government contracts		172,021		172,021		160,661		160,661		159,619		159,619
Net investment income	11,914			11,914	13,915			13,915	11,057			11,057
Administrative services fees and other income	1,241			1,241	1,200			1,200	1,383			1,383

Total revenues	3,864,380	172,021		4,036,401	3,993,006	160,661		4,153,667	3,598,770	159,619		3,758,389

Health plan services	3,214,786		1,230	3,216,016	3,318,415			3,318,415	3,038,220			3,038,220
Government contracts		165,919	(4)	165,915		158,158	(34)	158,124		147,167	(109)	147,058
Premium tax	68,776			68,776	71,374			71,374	63,345			63,345
Health insurer fee	58,243			58,243	58,408			58,408	35,361			35,361
Other ACA fees	21,068			21,068	22,163			22,163	25,841			25,841
Administrative expenses	301,703		21,489	323,192	268,628		21,753	290,381	280,107		68,330	348,437

Total general and administrative	449,790		21,489	471,279	420,573		21,753	442,326	404,654		68,330	472,984
Selling	66,133			66,133	66,155			66,155	68,073			68,073
Depreciation and amortization	7,142		—	7,142	6,882		0	6,882	3,900		82	3,982
Interest	8,431			8,431	8,417			8,417	7,919			7,919
Asset impairment			—	—			—	—			3,846	3,846

Total expenses	3,746,282	165,919	22,715	3,934,916	3,820,442	158,158	21,719	4,000,319	3,522,766	147,167	72,149	3,742,082

Income (loss) from operations before income taxes	118,098	6,102	(22,715)	101,485	172,564	2,503	(21,719)	153,348	76,004	12,452	(72,149)	16,307
Income tax provision (benefit)	70,563	3,119	(9,265)	64,417	98,812	1,182	(6,899)	93,095	36,010	5,010	(29,627)	11,393

Income (loss) from operations	$47,535	$2,983	$(13,450)	$37,068	$73,752	$1,321	$(14,820)	$60,253	$39,994	$7,442	$(42,522)	$4,914

Basic earnings (loss) per share	$0.61	$0.04	$(0.17)	$0.48	$0.95	$0.02	$(0.19)	$0.78	$0.51	$0.10	$(0.54)	$0.06
Diluted earnings (loss) per share	$0.60	$0.04	$(0.17)	$0.47	$0.94	$0.02	$(0.19)	$0.77	$0.50	$0.10	$(0.54)	$0.06
Basic weighted average shares outstanding	77,301	77,301	77,301	77,301	77,288	77,288	77,288	77,288	78,145	78,145	78,145	78,145
Diluted weighted average shares outstanding	78,499	78,499	77,301	78,499	78,405	78,405	77,288	78,405	79,479	79,479	78,145	79,479
Pretax margin	3.1%				4.3%				2.1%
Western Region Operations premium yield	3.0%				1.2%				9.3%
Western Region Operations premium PMPM	$390.59				$405.73				$379.13
Western Region Operations health care cost trend	1.5%				(1.2)%				6.3%
Western Region Operations health care cost PMPM	$326.04				$338.46				$321.19
Western region operations health plan services MCR	83.5%				83.4%				84.7%
Administrative expense ratio	7.8%				6.8%				7.8%
Total G&A expense ratio	11.7%				10.6%				11.3%
Selling costs ratio	1.7%				1.7%				1.9%

[1]	Includes the operations of the company’s commercial, Medicare, Medicaid and Dual Eligibles health plans in California, Arizona, Oregon and Washington, as well as the operations of the company’s health and life insurance companies, primarily in Arizona, California, Oregon and Washington, and the operations of the company’s behavioral health and pharmaceutical services subsidiaries in several states including California, Arizona and Oregon.
[2]	Includes administrative services provided under the T-3 Managed Care Support Contract for the TRICARE North Region and other health care-related Department of Defense and Veterans Affairs government contracts.
[3]	Primarily includes costs related to the company’s transaction with Cognizant. Also includes costs related to the company’s pending merger with Centene.
[4]	Primarily includes costs related to the company’s transaction with Cognizant and related asset impairment.

Health Net, Inc.

SEGMENT INFORMATION

($ in thousands, except per share and PMPM data)

The following table presents Health Net’s operating segment information.

	Year Ended December 31, 2015				Year Ended December 31, 2014
	Western Region	Government	Corporate/		Western Region	Government	Corporate/
	Operations[1]	Contracts[2]	Other[3]	Consolidated	Operations[1]	Contracts[2]	Other[4]	Consolidated
Commercial premiums	$5,530,545			$5,530,545	$5,443,062			$5,443,062
Medicare premiums	3,076,302			3,076,302	3,044,274			3,044,274
Medicaid premiums	6,429,571			6,429,571	4,755,897			4,755,897
Dual Eligibles premiums	516,930			516,930	117,937			117,937

Health plan services premiums	15,553,348			15,553,348	13,361,170			13,361,170
Government contracts		628,451		628,451		603,975		603,975
Net investment income	55,494			55,494	45,166			45,166
Administrative services fees and other income	6,294			6,294	(1,725)			(1,725)

Total revenues	15,615,136	628,451		16,243,587	13,404,611	603,975		14,008,586
Health plan services	13,039,806		1,230	13,041,036	11,307,751			11,307,751
Government contracts		603,013	828	603,841		534,442	2,201	536,643
Premium tax	266,521			266,521	191,150			191,150
Health insurer fee	232,971			232,971	141,445			141,445
Other ACA fees	85,543			85,543	97,557			97,557
Administrative expenses	1,117,455		113,676	1,231,131	1,027,718		94,494	1,122,212

Total general and administrative	1,702,490		113,676	1,816,166	1,457,870		94,494	1,552,364
Selling	270,174			270,174	262,338			262,338
Depreciation and amortization	21,983		550	22,533	29,704		82	29,786
Interest	33,309			33,309	31,376			31,376
Asset impairment			1,884	1,884			88,536	88,536

Total expenses	15,067,762	603,013	118,168	15,788,943	13,089,039	534,442	183,112	13,808,794

Income (loss) from operations before income taxes	547,374	25,438	(118,168)	454,644	315,572	69,533	(183,112)	199,792
Income tax provision (benefit)	303,036	11,294	(45,363)	268,967	169,340	28,256	(143,433)	54,163

Income (loss) from operations	$244,338	$14,144	$(72,805)	$185,677	$146,232	$41,277	$(39,679)	$145,629

Basic earnings (loss) per share	$3.16	$0.18	$(0.94)	$2.40	$1.84	$0.52	$(0.50)	$1.83
Diluted earnings (loss) per share	$3.12	$0.18	$(0.94)	$2.37	$1.81	$0.51	$(0.50)	$1.80

Basic weighted average shares outstanding	77,212	77,212	77,212	77,212	79,602	79,602	79,602	79,602
Diluted weighted average shares outstanding	78,358	78,358	77,212	78,358	80,777	80,777	79,602	80,777

Pretax margin	3.5%				2.4%
Western Region Operations premium yield	4.6%				9.8%
Western Region Operations premium PMPM	$401.91				$384.17
Western Region Operations health care cost trend	3.60%				8.5%
Western Region Operations health care cost PMPM	$336.96				$325.12
Western region operations health plan services MCR	83.8%				84.6%
Administrative expense ratio	7.2%				7.7%
Total G&A expense ratio	10.9%				10.9%
Selling costs ratio	1.7%				2.0%

[1]	Includes the operations of the company’s commercial, Medicare, Medicaid and Dual Eligibles health plans in California, Arizona, Oregon and Washington, as well as the operations of the company’s health and life insurance companies, primarily in Arizona, California, Oregon and Washington, and the operations of the company’s behavioral health and pharmaceutical services subsidiaries in several states including California, Arizona and Oregon.
[2]	Includes administrative services provided under the T-3 Managed Care Support Contract for the TRICARE North Region and other health care-related Department of Defense and Veterans Affairs government contracts.
[3]	Primarily includes costs related to the company’s transaction with Cognizant and costs related to the company’s pending merger with Centene.
[4]	Primarily includes costs related to the company’s transaction with Cognizant and related asset impairment. Also includes litigation reserve true-up, severance expenses and $72.6 million income tax benefit.

Health Net, Inc.

Disclosures Regarding Non-GAAP Financial Information

($ in millions)

Set forth below is a reconciliation of adjusted days claims payable (DCP), a non-GAAP financial measure, to the comparable GAAP financial measure, DCP. DCP is calculated by dividing the amount of reserve for claims and other settlements (claims reserve) by health plan services cost (health plan costs) during the period and multiplying that amount by the number of days in the period. In this press release, management presents an adjusted DCP metric which subtracts capitation and Medicare Advantage-Prescription Drug (MAPD) payables/costs from the claims reserve and health plan costs.

Management believes that adjusted DCP provides useful information to investors because the adjusted DCP calculation excludes from both claims reserve and health plan costs amounts related to health care costs for which no or minimal reserves are maintained. Therefore, management believes that adjusted DCP may present a more accurate reflection of DCP than does GAAP DCP, which includes such amounts. This non-GAAP financial information should be considered in addition to, not as a substitute for, financial information prepared in accordance with GAAP.

You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating the adjusted amounts, you should be aware that we have incurred expenses that are the same as or similar to some of the adjustments in the current presentation and we may incur them again in the future.

Our presentation of the adjusted amounts should not be construed as an inference that our future results will be unaffected by unusual or nonrecurring items.

	Q4 2015	Q3 2015	Q4 2014	FY 2015	FY 2014
Reconciliation of Days Claims Payable:
(1) Reserve for Claims and Other Settlements - GAAP	$1,493.4	$1,684.4	1,896.0	1,493.4	$1,896.0
Less: Capitation and MAPD Payables	(186.6)	(251.2)	(467.2)	(186.6)	(467.2)

(2) Reserve for Claims and Other Settlements - Adjusted	$1,306.8	$1,433.2	1,428.8	1,306.8	$1,428.8

(3) Health Plan Services Cost - GAAP	$3,216.0	$3,318.4	$3,038.2	$13,041.0	$11,307.8
Less: Capitation and MAPD Costs	(1,062.1)	(1,237.6)	(1,161.8)	(4,769.9)	(4,553.7)

(4) Health Plan Services Cost - Adjusted	$2,153.9	$2,080.8	$1,876.4	$8,271.1	$6,754.1

(5) Number of Days in Period	92	92	92	365	365

= (1) / (3) * (5) Days Claims Payable - GAAP Basis (using end of period reserve amount)	42.7	46.7	57.4	41.8	61.2
= (2) / (4) * (5) Days Claims Payable - Adjusted Basis (using end of period reserve amount)	55.8	63.4	70.1	57.7	77.2

Health Net, Inc.

Reconciliation of Reserves for Claims and Other Settlements

($ in millions)

	Health Plan Services
	FY 2015	FY 2014	FY 2013
Reserve for claims (a), beginning of period	$1,186.3	$807.4	$808.7
Incurred claims related to:
Current Year (f)	6,425.8	5,613.0	4,666.0
Prior Years (c)	(107.4)	(14.6)	(56.2)

Total Incurred (b)	6,318.4	5,598.4	4,609.8

Paid claims related to:
Current Year	5,321.0	4,443.2	3,872.5
Prior Years	1,058.5	776.3	738.6

Total Paid (b)	6,379.5	5,219.5	4,611.1

Reserve for claims (a), end of period	1,125.2	1,186.3	807.4
Add:
Claims Payable (d)	107.8	175.4	67.0
Other (e)	260.4	534.3	109.7

Reserves for claims and other settlements, end of period	$1,493.4	$1,896.0	$984.1

(a)	Consists of incurred but not reported claims and received but unprocessed claims and reserves for loss adjustment expenses.
(b)	Includes medical claims only. Capitation, pharmacy and other payments including provider settlements are not included.
(c)	This line represents the change in reserves attributable to the difference between the original estimate of incurred claims for prior years and the revised estimate. Negative amounts in this line represent favorable development in estimated prior years’ health care costs. Positive amounts in this line represent unfavorable development in estimated prior years’ health care costs. The favorable developments related to prior years do not directly correspond to an increase in our operating results because any favorable prior period reserve development increases current period net income only to the extent that the current period provision for adverse deviation (see footnote (f)) is less than the benefit recognized from the prior period favorable development. The favorable development related to prior years that was recorded in the year ended December 31, 2015 consisted of $29.7 million in favorable prior year development primarily due to the growth of the new Medicaid expansion population in 2014 and a release of $77.7 million of the provision for adverse deviation held at December 31, 2014. For a detailed description of reserve development for fiscal years 2014 and 2013, see Note 2 to the Consolidated Financial Statements in the company’s Annual Report on Form 10-K for the year ended December 31, 2014.
(d)	Includes amount accrued for litigation and regulatory-related expenses.
(e)	Includes accrued capitation, shared risk settlements, provider incentives and other reserve items.
(f)	Our IBNR estimate also includes a provision for adverse deviation, which is an estimate for known environmental factors that are reasonably likely to affect the required level of IBNR reserves. Such amounts were $74.3 million, $77.7 million and $53.4 million as of December 31, 2015, December 31, 2014, and December 31, 2013, respectively.